UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 31, 2023

VARAGON CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	000-56450	30-1206578
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

151 West 42nd Street, 53rd Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 235-2600

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2023, Varagon Capital Corporation (the “Company”), a Maryland corporation, entered into a Senior Secured Revolving Credit Agreement (the “Credit Agreement” and the senior secured credit facility thereunder, the “CIBC Facility”) among the Company, as borrower, the lenders party thereto from time to time, the issuing banks party thereto from time to time, and CIBC Bank USA, as administrative agent and as sole lead arranger.

The CIBC Facility is guaranteed by Varagon Equity Holdings, LLC, a wholly owned subsidiary of the Company, and will be guaranteed by certain domestic subsidiaries of the Company that are formed or acquired by the Company in the future (collectively, the “Guarantors”). Proceeds of the CIBC Facility may be used for general corporate purposes, including the funding of portfolio investments.

The initial maximum principal amount of the CIBC Facility is $75,000,000, subject to availability under the borrowing base, which is based on the Company’s and Guarantor’s portfolio investments and other outstanding indebtedness. Maximum capacity under the CIBC Facility may be increased to $150,000,000 through the exercise by the Company of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The CIBC Facility is secured by a perfected first-priority interest in substantially all of the portfolio investments held by the Company and each Guarantor, subject to certain exceptions.

The availability period under the CIBC Facility will terminate on January 31, 2026 (“Commitment Termination Date”) and the CIBC Facility will mature on January 31, 2028 (“Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Company will be obligated to make mandatory prepayments under the Credit Agreement out of the proceeds of certain asset sales and other recovery events, equity and debt issuances and other returns of capital and extraordinary receipts.

The Company may borrow amounts in U.S. dollars. Amounts drawn under the CIBC Facility will bear interest at either term SOFR plus a margin, or the prime rate plus a margin. The Company may elect either the term SOFR or prime rate at the time of drawdown, and loans may be converted from one rate to another at any time at the Company’s option, subject to certain conditions. The Company will also pay a fee of (i) prior to the nine month anniversary of the effective date of the Credit Agreement, 0.375% on average daily undrawn amounts under the CIBC Facility and (ii) thereafter, (x) 0.375% on average daily undrawn amounts under the CIBC Facility if the average daily used amount exceeds 25% of the commitments under the CIBC Facility and (y) otherwise, 0.50% on average daily undrawn amounts under the CIBC Facility.

The Credit Agreement includes customary covenants, including certain limitations on the incurrence by the Company of additional indebtedness and on the Company’s ability to make distributions to its shareholders, or redeem, repurchase or retire shares of stock, upon the occurrence of certain events and certain financial covenants related to asset coverage and liquidity and other maintenance covenants, as well as customary events of default.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1

Senior Secured Revolving Credit Agreement, dated as of January 31, 2023, among Varagon Capital Corporation, as borrower, the lenders and issuing banks party thereto, and CIBC Bank USA, as administrative agent and as sole lead arranger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARAGON CAPITAL CORPORATION

Date: January 31, 2023	By:	/s/ Walter J. Owens
		Name:	Walter J. Owens
		Title:	Chief Executive Officer